Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES DEBT PAYOFF AGREEMENT

Houston, Texas

June 11, 2021

FOR IMMEDIATE RELEASE—SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore energy facilities worldwide, announced that Falcon Global USA LLC (“FGUSA”), an indirect subsidiary of SEACOR Marine, entered into a second amendment and conditional payoff agreement (the “Conditional Payoff Agreement”) in respect of the credit facility of FGUSA, as borrower, and certain of its subsidiaries, dated as of February 8, 2018 administered by JPMorgan Chase Bank, N.A. (as amended, the “FGUSA Credit Facility”). As of June 10, 2021, there was $117.3 million of principal outstanding under the FGUSA Credit Facility.

Under the terms of the Conditional Payoff Agreement, the $117.3 million of principal currently outstanding will be deemed satisfied in full upon the payment to the lenders of a total of $50.0 million comprised of (i) $25.0 million to be paid at the signing of the Conditional Payoff Agreement, and (ii) $25.0 million to be paid on or before December 15, 2021. Hull and machinery insurance proceeds received by the lenders in respect of the SEACOR Power incident will be set off against and satisfy the requirement to make the second $25.0 million payment. Such insurance proceeds are expected to be received prior to December 15, 2021 in the amount of $25.0 million and are to be paid to the lenders pursuant to the terms of the FGUSA Credit Facility. Upon final payment, the FGUSA Credit Facility will terminate and the mortgages and security arrangements will be released with respect to the nine liftboats securing the obligations thereunder. SEACOR Marine has provided a limited guaranty with respect to the obligations of FGUSA under the Conditional Payoff Agreement.

After giving effect to the payoff of the FGUSA Credit Facility and based on SEACOR Marine’s total debt reported as of March 31, 2021, SEACOR Marine’s total debt will be reduced by $112.5 million, resulting in total debt of $354.2 million, a 24.1% reduction from the $466.7 million of total debt reported as of March 31, 2021. SEACOR Marine’s net debt will decrease by $87.5 million on the same basis upon final payment.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented:

“This transaction significantly de-levers our balance sheet and is an accretive use of our liquidity as we reset the capital structure of our liftboat fleet. It also further advances our previously stated strategy to maintain full financial flexibility and our commitment to U.S.-flagged liftboats.

“We remain focused on our response to the SEACOR Power incident and expect to complete the recovery efforts in July. We continue to grieve for our crew members, partners and the loved ones of those who were lost.”

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SEACOR Marine provides global marine and support transportation services to offshore energy facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control and are described in the Company’s filings with the SEC. It should be understood that it is not possible to predict or identify all such factors. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

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